Exhibit 10.1

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EXECUTION COPY

PRODUCTS PURCHASE AGREEMENT

THIS PRODUCTS PURCHASE AGREEMENT (this “Agreement”), is entered into and effective as of the 1st day of July, 2019 (the “Effective Date”), by and between Rockwell Medical, Inc., a Michigan corporation (“Rockwell”), and DaVita Inc., f/k/a DaVita Healthcare Partners Inc., a Delaware corporation (“DaVita”) on behalf of itself and for the benefit of the DaVita Facilities (as defined in Recital B).  Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in Article XVIII.

RECITALS

A.          Rockwell is in the business of manufacturing and selling dialysis products and supplies, including the dialysis products and supplies set forth on Exhibit A attached hereto and incorporated herein by this reference (each, a “Product”, and collectively, the “Products”).

B.          DaVita owns (in whole or in part) or manages dialysis and vascular access facilities, clinics, and units located throughout the United States and its territories (each, a “DaVita Facility”, and collectively, the “DaVita Facilities”).

C.          Rockwell and DaVita entered into that certain First Amended and Restated Products Purchase Agreement, effective as of March 8, 2013, as amended (the “Original Agreement”), whereby Rockwell agreed to sell certain products to DaVita and the DaVita Facilities, subject to all of the terms and conditions of the Original Agreement.

D.          Rockwell and DaVita desire to enter into this Agreement in order to (i) supersede and replace the Original Agreement, effective as of the Effective Date, and (ii) set forth the terms and conditions on which: (A) DaVita, on behalf of itself and the DaVita Facilities, will purchase and acquire the Products from Rockwell, and (B) Rockwell will supply and sell the Products to DaVita and the DaVita Facilities.

In consideration of the foregoing premises and mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF PRODUCTS AND REPORTS

1.1        Sale and Purchase. During the Term (as defined in Section 2.2) and subject to the terms and conditions of this Agreement, Rockwell will sell, supply, convey, transfer, assign, and deliver the Products to DaVita and the DaVita Facilities in such quantities as DaVita or the DaVita Facilities may order from time to time.

1.2        Product Commitment.  DaVita covenants and agrees that [***] of the DaVita Facilities (the “Committed DaVita Facilities”) will use their  reasonable efforts to purchase all of their requirements for acid concentrate (i.e., CitraPure®(Liquid and Dry Acid) Dri-Sate® Dry Acid or RenalPure® Liquid Acid) and bicarbonate (i.e., RenalPure® Bicarbonate Powder or Sterilyte® Liquid Bicarbonate) from Rockwell each calendar year during the Term (the “Product Commitment”).  [***]  Rockwell’s sole and exclusive remedy against DaVita and the DaVita Facilities for any breach by the DaVita Committed Facilities of the

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Product Commitment shall be to terminate this Agreement, and in such event Rockwell shall not be entitled to any other relief or remedy whatsoever, including any monetary damages, against DaVita or any of the DaVita Facilities.  Rockwell understands and acknowledges that the DaVita Facilities not included in the Committed DaVita Facilities (the “Non-Committed DaVita Facilities”) have not promised or committed to purchase any particular quantity of any of the Products or any particular percentage of their requirements for items such as the Products, and that each of the Non-Committed DaVita Facilities may purchase other products from other vendors and suppliers performing some or all of the same functions as the Products.

1.3        Notice of Changes to Product Labeling.  If, at any time during the Term, Rockwell or any applicable Governmental Authority determines that there must be an amendment, change, revision, or modification to the product labeling, safety information, or any other information relating to any particular Product (a “Product Labeling Event”), Rockwell shall within ten (10) Business Days of any such Product Labeling Event, deliver a written notice to DaVita which: (a) describes in reasonable detail any such Product Labeling Event, (b) explains in reasonable detail the reasons and the causes for any such Product Labeling Event, (c) includes a copy of such amendment, change, revision, or modification to the product labeling, safety information, or any other information relating to any such particular Product, (d) describes the potential effects of such Product Labeling Event on DaVita’s or any DaVita Facilities’ use of such Product, and (e) describes the effects of such Product Labeling Event on the inventory reserved by Rockwell for use by DaVita and the DaVita Facilities pursuant to Article VII of this Agreement, together with Rockwell’s plan and timeline for ensuring that such reserved inventory is properly labeled (the “Product Label Change Notice”).  Rockwell shall respond to any questions, inquiries, or requests for additional information that DaVita or any DaVita Facility may have with respect to any Product Label Change Notice and shall assist DaVita and the DaVita Facilities in understanding how, if at all, any Product Labeling Event may affect or have an impact on DaVita’s or any DaVita Facilities’ use of the Products.

ARTICLE II

TERM AND TERMINATION

2.1        Term.  This Agreement shall commence on the Effective Date, and shall continue in effect until December 31, 2023 (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Article II.

2.2        Renewal.  If, upon the expiration of the Initial Term, the parties hereto have not negotiated, executed, and delivered (a) a new agreement relating to the subject matter hereof or (b) an extension of this Agreement, this Agreement shall continue until the earlier of: (i) either party hereto providing ninety (90) days prior written notice of termination to the other party hereto or (ii) the parties hereto entering into a new agreement relating to the subject matter hereof or an extension of this Agreement (the Initial Term, together with any such extension shall be referred to as the “Term”).

2.3        DaVita Termination Rights.  This Agreement may be terminated by DaVita as follows:

(a)         Immediately in the event of a breach by Rockwell of any of its covenants or obligations set forth in Article VI or Article IX; or

(b)         Upon thirty (30) days prior written notice to Rockwell, in the event of a breach by Rockwell of any representation, warranty, covenant, or obligation of Rockwell contained in this Agreement (other than the covenants or obligations set forth in Article VI or Article IX), and Rockwell fails to cure such breach within thirty (30) days following the date of such notice; or

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(c)         Immediately upon the occurrence of any of the following: (i) Rockwell files a voluntary petition in bankruptcy seeking protection from creditors (a “Bankruptcy Filing”); or (ii) Rockwell fails to contest an involuntary Bankruptcy Filing made against it or, despite contesting such involuntary Bankruptcy Filing, fails to obtain its dismissal within one hundred twenty (120) days from its filing; or (iii) a trustee or custodian is appointed for a substantial portion of or all of the assets of Rockwell; or (iv) Rockwell fails to pay its debts as they become due or admits its inability to do so (each of the foregoing, an “Insolvency Event”); or

(d)         Immediately in the event there is a change in Rockwell’s status which excludes it from participation in any Federal health care program, as defined under 42 U.S.C. § 1320a-7b(f).

2.4        Rockwell Termination Rights.  This Agreement may be terminated by Rockwell as follows:

(a)         Immediately in the event of a knowing and willful breach by DaVita of any of its covenants or obligations set forth in Article IX; or

(b)         Upon thirty (30) days prior written notice to DaVita, in the event of a material breach by DaVita of any representation, warranty, covenant, or obligation of DaVita contained in this Agreement (other than the covenants or obligations set forth in Article IX or Section 17.1) that would reasonably be expected to result in a material negative effect on Rockwell’s ability to perform its obligations under this Agreement or amounts received by Rockwell under this Agreement, and DaVita fails to cure such breach within thirty (30) days following the date of such notice; or

(c)         Immediately upon the occurrence of an Insolvency Event with respect to DaVita; or

(d)         Upon at least fourteen (14) months prior written notice to DaVita in the event that Rockwell decides to either: [***]; or

(e)        Immediately in the event there is a change in DaVita’s status which excludes it from participation in any Federal health care program, as defined under 42 U.S.C. § 1320a-7b(f).

2.5        Effect of Termination.  The expiration of this Agreement or the earlier termination of this Agreement for any reason will not release either party hereto from any liability or obligation which, at the time of the expiration of this Agreement or the earlier termination of this Agreement for any reason, has already accrued or which thereafter may accrue in respect to any act or omission prior to the expiration of this Agreement or the earlier termination of this Agreement for any reason.

ARTICLE III

PURCHASE PRICE AND OTHER PRICING COVENANTS

3.1        Purchase Price.  The purchase price(s) for the period July 1, 2019 through December 31, 2021 for each Product are set forth on Exhibit A (each, a “Purchase Price” and collectively, the “Purchase Prices”), subject to Section 3.4 below.  The Purchase Price includes [***] to the states set forth on Exhibit B attached hereto (the “Territory”).  In the event that DaVita or any DaVita Facility requires any Product to be shipped outside of the Territory, DaVita and Rockwell shall [***].  All orders for each Product by DaVita or any DaVita Facility shall be subject to [***] set forth on Exhibit C attached hereto.  In the event that DaVita or any DaVita Facility desires to order an amount of any Product [***].

3.2        Taxes.  Rockwell covenants and agrees that neither DaVita nor any DaVita Facility shall be liable for any taxes including any excise, gross receipts, gross earnings, gross value, property, income

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taxes measured on Rockwell’s income, or other taxes, other than applicable sales taxes, with respect to the purchase and sale of the Products.  [***].

3.3        Pricing Covenant.  Rockwell represents and warrants to DaVita that the Purchase Price for each Product and all other terms of sale offered to DaVita and the DaVita Facilities for each Product [***].

3.4        Price Increase.

(a)   Commencing on [***], and no more than [***] each calendar year during the remaining Term, if (a) Rockwell’s costs for raw materials, freight, and packaging relating to the manufacture, sale, and distribution (“Costs”) for a Product for the remainder of any applicable  calendar year are at least [***] percent higher than Rockwell’s Costs for the most recent calendar year, or (b) an applicable Governmental Authority during any applicable contract year after [***] has changed the designation of such Product from a medical device to a drug and such change has increased Rockwell’s manufacturing costs with respect to such Product (“Regulatory Costs”) by at least [***] percent over the manufacturing costs with respect to such Product for the most recent calendar year for such Product, the Purchase Price for such Product shall be increased by the amount of such Costs or Regulatory Costs, as applicable, provided that in no event will the Purchase Price for any Product exceed [***] in any calendar year.

(b)  If Rockwell believes the Costs or Regulatory Costs for a Product would result in an increase to the Purchase Price of such Product, Rockwell may submit a written notice to DaVita requesting an increase in the Purchase Price of such Product, together with reasonably detailed documentation showing Rockwell’s calculation of the Costs and/or Regulatory Costs for the applicable calendar year for such Product and Rockwell’s Costs and/or Regulatory Costs for the most recent calendar year in which there was a Purchase Price increase for such Product.  DaVita will have thirty (30) days after receipt by DaVita of such notice to review the documentation of Rockwell’s calculation of the Costs and/or Regulatory Costs for such Product.  Rockwell agrees to reasonably cooperate with DaVita’s review and will provide DaVita with reasonable access to Rockwell’s books and records relating to such Costs and Regulatory Costs during normal business hours.  If DaVita disagrees with Rockwell’s calculation of the Costs and/or Regulatory Costs for such Product, DaVita may deliver a notice setting forth its objections to Rockwell’s calculation of the Costs and/or Regulatory Costs. DaVita and Rockwell will use commercially reasonable efforts to reach an agreement on the calculation of the Costs and/or Regulatory Costs for such Product for a period of thirty (30) days after receipt by Rockwell of such notice.  If DaVita and Rockwell are not able to agree on the calculation of the Costs and/or Regulatory Costs for such Product, the parties will retain a mutually acceptable independent accounting firm to determine the Costs and/or Regulatory Costs for such Product, during which time the Purchase Price for the Product(s) shall remain unchanged.  The cost of such accountant will be borne equally by the parties.

ARTICLE IV

PURCHASE ORDERS; DELIVERY; DEDICATED CUSTOMER SERVICE REPRESENTATIVE

4.1        Purchase Orders and Delivery.  Each Product shall be delivered by Rockwell to DaVita or any DaVita Facility, as applicable, pursuant to the terms of each purchase order submitted by DaVita or any such DaVita Facility, as applicable. DaVita or any DaVita Facility may submit an order for the purchase of any of the Products via facsimile at [***].  Rockwell shall provide accurate and on-time deliveries of all orders placed,  in accordance with any reasonable special instructions that may be included in the purchase order [***].  Each DaVita Facility shall establish a delivery schedule with Rockwell’s Customer Service

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Department, and shall designate a specific day of the week for deliveries of the Products.  All orders that a DaVita Facility places by [***] will be received by such DaVita Facility no later than its designated delivery day.  Freight costs shall [***] in the pricing for the Product(s) set forth in Exhibit A to this Agreement.  For the purposes of this Agreement, title to the Product(s) shall transfer from Rockwell to DaVita upon [***].  Risk of loss for the Product; [***]. Returns are subject to Rockwell Return Goods Policy (Section 4.3).  Rockwell shall be responsible for providing inside delivery of the Products to DaVita or any DaVita Facility’s designated storage area.

4.2        Dedicated Customer Service Representatives.  Rockwell hereby agrees and covenants that it shall provide DaVita with reasonable access to one or more dedicated customer service representatives (each, a “Service Representative”) who shall be available to promptly respond to and address any issues that DaVita or any DaVita Facility may have with respect to any of the Products or any of Rockwell’s obligations set forth in this Agreement (the “Customer Services”).  Rockwell further agrees and covenants that each Service Representative shall perform the Customer Services in a professional manner.

4.3        Return Goods Policy. Rockwell hereby represents and warrants to DaVita that attached hereto as Exhibit D is a true, correct, and complete copy of Rockwell’s “Return Goods Policy” (the “Return Goods Policy”).  Notwithstanding anything to the contrary set forth in the Return Goods Policy, DaVita or a DaVita Facility, as applicable, reserves the right to inspect all Products and to reject any or all of the Products which are, in DaVita’s or a DaVita Facility’s, as applicable, reasonable discretion, incorrectly shipped by Rockwell, defective, damaged, contaminated, or otherwise not in compliance with the warranties granted or assigned hereunder.  Any return pursuant to this Section 4.3 by DaVita or any DaVita Facility, as applicable, shall be sent back to Rockwell, [***].  Upon the return of any Product by DaVita or any DaVita Facility, as applicable, to Rockwell pursuant to this Section 4.3, [***].  Rockwell shall provide DaVita with at least thirty (30) days prior written notice of any changes to the Return Goods Policy.

ARTICLE V

PAYMENT TERMS

All purchases by DaVita or any DaVita Facility of Products pursuant to this Agreement shall be paid on terms [***].  DaVita or any DaVita Facility, as applicable, may withhold payment on the portion of any invoice for which DaVita or any such DaVita Facility, as applicable, has a bona fide dispute if it: (a) pays all undisputed amounts, (b) notifies Rockwell of such invoice dispute within [***] of receipt of the invoice, and (c) provides to Rockwell a reconciliation of charges and any documentation necessary to support its claimed adjustment.  The parties hereto agree to use their commercially reasonable efforts to resolve any invoice dispute within thirty (30) days of Rockwell’s receipt of any such invoice dispute notice from DaVita or any DaVita Facility, as applicable.

ARTICLE VI

FAILURE TO SUPPLY

In the event of Rockwell’s failure or inability to supply any Product(s) within and for the time period required by DaVita or any DaVita Facility, as applicable, including as a result of a force majeure event (e.g., act of God, fire, casualty, flood, war, act of terrorism, strike, lockout, labor trouble, failure of public utilities, injunction, epidemic, riot, insurrection, or any other circumstances beyond the reasonable control of Rockwell) (a “Failure to Supply Event”), Rockwell covenants and agrees, subject to any conflicting terms and conditions of any other distribution agreement of Rockwell entered into prior to the Effective Date of this Agreement, that it shall (a) give notice as promptly as is practicable under the circumstances, but in no event more than [***], to DaVita of such Failure to Supply Event, unless an order

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of a regulatory agency or other action arising out of patient safety concerns requires the giving of shorter notice; (b) allocate any available quantities of any such Product(s) affected by such Failure to Supply Event (exclusive of the inventory of such Product(s) reserved by Rockwell for use by DaVita and the DaVita Facilities pursuant to Article VII, which inventory shall be solely for the use of DaVita and the DaVita Facilities) to DaVita and the DaVita Facilities, in accordance with the percentage of purchases of any such Product(s) made by DaVita and the DaVita Facilities from Rockwell during the [***] period immediately preceding such Failure to Supply Event in proportion to the percentage of purchases made by all other purchasers of any such Product(s) from Rockwell during the [***] period immediately preceding such Failure to Supply Event; (c) not intentionally discriminate against DaVita and the DaVita Facilities in its allocation of the available quantities of any such Product(s) affected by such Failure to Supply Event by making its allocation decisions, in whole or in part, on the basis of the prices, discounts, or other financial terms offered to DaVita and the DaVita Facilities pursuant to the terms and conditions of this Agreement; (d) compensate DaVita and the DaVita Facilities for (i) the difference between (A) the net price that DaVita and the DaVita Facilities have to pay for any alternative product(s) that DaVita and the DaVita Facilities purchase and (B) the Purchase Price that DaVita and the DaVita Facilities would have paid under this Agreement if Rockwell had been able to supply any such Product(s) affected by such Failure to Supply Event and (ii) all additional freight, handling, shipping, or service costs incurred by DaVita or the DaVita Facilities in acquiring an alternative product(s) in connection with such Failure to Supply Event; and (e) continue to perform its other obligations hereunder that are not affected by such Failure to Supply Event.  Rockwell agrees to use commercially reasonable efforts to negotiate an amendment to any distribution agreement  that may conflict with the terms of ARTICLE VI of this Agreement.  Rockwell further covenants and agrees that during the period that a Failure to Supply Event is occurring, none of the Committed DaVita Facilities shall be subject to the Product Commitment.

ARTICLE VII

INVENTORY RESERVE COVENANTS

Rockwell agrees and covenants to DaVita that it shall, at all times during the Term, to allow for the continuous and uninterrupted supply of each of the Products to DaVita and the DaVita Facilities: (a) maintain and reserve for use exclusively by DaVita and the DaVita Facilities an amount of total inventory of each Product equal [***] and (b) have outstanding purchase orders with its suppliers for raw materials and products in amount sufficient to allow Rockwell to manufacture an amount of each such Product equal to [***].  At any time during the Term at DaVita’s request, a responsible officer of Rockwell will deliver a written certification to DaVita that Rockwell is in compliance with its obligations under this Article VII.  No more frequently than once in any [***] period, DaVita may arrange to conduct an inventory of the Products during normal business hours and at a mutually agreeable time.  If, at any time during the Term, Rockwell does not have the outstanding purchase orders described above for a period in excess of [***] Business Days, Rockwell will deliver a written notice to DaVita which describes the reasons for Rockwell’s failure to have such outstanding purchase orders, together with Rockwell’s plan and timeline, which timeline shall not exceed [***] from the date of the notice, for entering into and such purchase orders.  For the avoidance of doubt, any failure by Rockwell to meet the obligations in this Article VII shall constitute a material breach of the Agreement.

ARTICLE VIII

ADDITIONAL PRODUCTS AND REPLACEMENT PRODUCTS

8.1        Additional Products.  Throughout the Term, Rockwell shall provide to DaVita and the DaVita Facilities the right to purchase or lease all current or new products manufactured, utilized, licensed, sold, or distributed by Rockwell or any of its Affiliates (including products and product lines acquired by

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Rockwell or any of its Affiliates as a result of an acquisition, merger, or other transaction involving Rockwell or any of its Affiliates) that are or that become Commercially Available and which are not already covered by this Agreement or by any other agreement, whether written or oral, between the parties hereto (such products are collectively referred to as “Additional Products” and individually as an “Additional Product”).  Rockwell agrees to include DaVita in all of its and its Affiliates distributions of customer announcements regarding Rockwell’s or its Affiliates’ Additional Products.  The purchase price for any Additional Product(s) shall be negotiated by the parties hereto in good faith and the agreed upon purchase price shall be memorialized in writing as a supplement or amendment to this Agreement.  Rockwell covenants and agrees that it shall only make an offer for the sale of any Additional Product(s) to DaVita’s Vice-President of Clinical Operations, Chief Medical Officer, or Group Vice-President Purchasing, and not to any DaVita Facility directly; provided that the purchase of any Additional Product(s) by DaVita or any DaVita Facility through a Rockwell product catalog made generally available to the dialysis community shall not be a breach by Rockwell of this Section 8.1.  If Rockwell or any of its Affiliates acquires any Additional Product(s) as a result of an acquisition, merger, or other transaction involving Rockwell or any of its Affiliates with a Person with which DaVita or a DaVita Facility, as applicable, already has a purchase or rebate arrangement whether written or oral (a “Prior Agreement”), Rockwell or such Affiliate covenants and agrees that it shall continue to abide by all of the terms and conditions of such Prior Agreement or if DaVita requests, any such Additional Product(s) shall be included in this Agreement on terms to be negotiated and mutually acceptable to the parties hereto as provided in this Section 8.1.

8.2       Replacement Products.  If at anytime during the Term, Rockwell or any of its Affiliates introduces a product or offering that is a replacement for an existing Product covered by this Agreement, whether developed by Rockwell or any of its Affiliates or acquired by Rockwell or any of its Affiliates in connection with any transaction (a “Replacement Product”), Rockwell will allow (or will cause its Affiliate to allow) DaVita or any DaVita Facility, as applicable, to purchase such Replacement Product at the same price as the Product it is replacing or is ultimately intended to replace.

8.3.       Modified Products.  Unless required by a Governmental Authority, Rockwell shall not remove, discontinue, replace or change  any Product unless Rockwell (i) provides DaVita with at least ninety (90) days’ prior written notice of its intent to remove, discontinue, replace or materially change such Product, (ii) simultaneously notifies all of its customers who purchase such Product of Rockwell’s intent to remove, discontinue, replace or materially change the Product, and (iii) replaces such Product with a substitute product that (a) in DaVita’s reasonable discretion is clinically and functionally superior or equivalent to the Product being removed, discontinued, replaced or materially changed (the “Modified Product”) and (b) is provided by Rockwell at a price equal to the Product.  If DaVita determines that the proposed substitute product does not substantially match the clinical efficacy or functionality of the Modified Product, introduction of such substitute product shall in no way relieve Rockwell of any of its requirements and obligations in relation to the Modified Product under this Agreement.

ARTICLE IX

CONFIDENTIAL INFORMATION COVENANTS

9.1        Confidential Information.

(a)         No Disclosure of Confidential Information.  The Non-Disclosing Party (as defined in Section 18.5) agrees that in connection with the transactions contemplated by this Agreement and the relationship of the parties hereto, it will have access to Confidential Information of the Disclosing Party (as defined in Section 18.5) and that such Confidential Information is vital, sensitive, confidential, and proprietary to the Disclosing Party.  Therefore, the Non-Disclosing Party agrees that during the Term and for the longest time permitted under applicable law after the expiration of this Agreement or the earlier

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termination of this Agreement for any reason, that it will (i) use the Confidential Information solely for the purposes of performing its obligations or exercising its rights under this Agreement or for the purposes of using the Products, Additional Products or Replacement Products supplied pursuant to this Agreement (the “Purpose”), (ii) hold any Confidential Information delivered or communicated to it by the Disclosing Party in the strictest confidence, including taking all reasonable precautions to prevent the inadvertent disclosure of any such Confidential Information to any unauthorized third party or parties and (ii) not, at any time without the Disclosing Party’s express written consent, which consent may be withheld by the Disclosing Party in its sole and absolute discretion (A) disclose, reproduce, display, perform, record, broadcast, transmit, distribute, modify, translate, combine with other information or materials, create derivative works based on, exploit commercially, or otherwise use any such Confidential Information in any manner or medium whatsoever, (B) disclose or publicize any such Confidential Information or the terms of this Agreement to any third party or parties, or (C) discuss with or otherwise disclose or reveal to any third party or parties any information relating to the Disclosing Party’s business or the Non-Disclosing Party’s duties or responsibilities to the Disclosing Party, regardless of whether such information constitutes Confidential Information, except, in each case, that the Non-Disclosing Party may disclose the Confidential Information to its contractors, agents or employees who have a need to know the Confidential Information in connection with the Purpose and who are bound by an obligation of confidentiality.  Notwithstanding anything to the contrary herein, the Non-Disclosing Party shall have the right to disclose (to the minimum extent necessary) any of the terms or provisions of this Agreement upon any determination by the Non-Disclosing Party’s legal counsel in consultation with Disclosing Party’s counsel that such disclosure is necessary in connection with the compliance by the Non-Disclosing Party with any legal requirement, including applicable obligations and requirements pursuant to federal and state securities laws and listing standards.

(b)         Retention and Destruction of Confidential Information.  The Non-Disclosing Party shall not use, take or retain any Confidential Information that is in written, email, computerized, model, sample, or other form capable of physical delivery, upon or after the expiration of this Agreement or the earlier termination of this Agreement for any reason without the prior written consent of the Disclosing Party, which consent may be withheld by the Disclosing Party in its sole and absolute discretion.  At any time upon the request of the Disclosing Party, the Non-Disclosing Party shall promptly redeliver to the Disclosing Party or destroy all written materials containing or reflecting any information contained in the Confidential Information (including all copies, extracts, or other reproductions) and agree to destroy all documents, memoranda, notes, and other writings whatsoever (including all copies, extracts, or other reproductions), prepared by the Non-Disclosing Party based on the information contained in the Confidential Information.  Notwithstanding the return or destruction of the Confidential Information, the Non-Disclosing Party will continue to abide by its obligations of confidentiality and other obligations hereunder.

(c)         Exceptions to Confidential Information.  Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that (i) was already known to the Non-Disclosing Party at the time of disclosure by the Disclosing Party free of any restriction, (ii) is generally available to the public or becomes publicly known through no wrongful act of the Non-Disclosing Party, or (iii) is received by the Non-Disclosing Party from a third-party who has a legal right to provide such information to the Non-Disclosing Party.

(d)         Use of Trademarks and Other Intellectual Property.  Each party hereto agrees not to internally or externally use, release, publish, or distribute any materials or information (including advertising and promotional materials) containing the names, tradenames, trademarks, or other intellectual property right of the other party hereto without the express prior written consent of such other party hereto.

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(e)         Disclosures of Confidential Information Required By Law.  In the event that the Non-Disclosing Party is required by law (e.g., by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand, or any other similar process) to disclose any Confidential Information, the Non-Disclosing Party agrees that it shall provide the Disclosing Party with prompt written notice of any such disclosure of any such Confidential Information that is required by law (prior to making such disclosure and in no event later than five (5) days after the receipt of such request(s)) and shall consult with the Disclosing Party as to the advisability of taking legally advisable steps to resist or narrow any such disclosure of any such Confidential Information that is required by law.  If disclosure of any Confidential Information is required by law, the Non-Disclosing Party will (i) furnish only that portion of any such Confidential Information which, in the reasonable opinion of the Non-Disclosing Party’s counsel, after consultation with the Disclosing Party’s counsel, it is legally obligated to disclose and (ii) use its best efforts to obtain an order or other reliable assurances that confidential and non-public treatment will be accorded to any such Confidential Information that is required to be disclosed by law.

(f)         Employees, Agents, Representatives, Etc.  For purposes of this Section 9.1, any Confidential Information received by any director, officer, member, manager, partner, employee, agent, subcontractor, advisor, or representative of the Non-Disclosing Party pursuant to the terms and conditions of this Agreement shall be deemed received by the Non-Disclosing Party and any breach by such persons of this Section 9.1 shall be deemed a breach by the Non-Disclosing Party of this Agreement.

9.2        Enforcement.  The Non-Disclosing Party agrees that money damages would not be an adequate remedy for any breach of this Article IX.  Therefore, in the event of a breach or threatened breach of the provisions of this Article IX by the Non-Disclosing Party, the Disclosing Party shall, in addition to other rights and remedies existing in its favor, be entitled to specific performance, injunctive relief, or any other relief in order to enforce or prevent any violation of the provisions of this Article IX (without proving monetary damages, posting a bond, or other security).

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF ROCKWELL

Rockwell hereby represents and warrants to DaVita as follows:

10.1      Standing and Authority.  Rockwell has the requisite corporate power, right, and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Rockwell’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Rockwell.

10.2      Execution; Delivery; Binding Effect.  This Agreement has been duly executed and delivered by Rockwell, and constitutes the legal, valid, and binding obligation of Rockwell, enforceable against Rockwell in accordance with its terms.

10.3      No Conflicts.  Neither the execution, delivery, or performance of this Agreement by Rockwell nor the consummation of the transactions contemplated in this Agreement, shall (a) conflict with, contravene, or result in a breach of any statute or administrative regulation, or of any law, rule, regulation, ordinance, order, writ, injunction, judgment, or decree of any Governmental Authority or of any arbitration award to which Rockwell is a party or by which any of the properties or assets of Rockwell are or may be bound or (b) conflict with, contravene, or violate any agreement, understanding, or arrangement to which Rockwell is a party or by which any of the properties or assets of Rockwell are or may be bound.

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10.4      Title.  Rockwell possesses good and marketable title to all of the Products free and clear of any and all liens, mortgages, charges, security interests, pledges, or other encumbrances or adverse claims of any nature, whether arising by agreement, operation of law, or otherwise (collectively, “Liens”).  Rockwell has the right to convey and in connection with the transactions contemplated by this Agreement will convey to DaVita and the DaVita Facilities, as applicable, good and marketable title to all of the Products acquired hereunder, free and clear of any and all Liens.

10.5      Licenses, Permits, and Compliance with Laws.  Rockwell has all rights, licenses, permits, and consents necessary to sell the Products to DaVita and the DaVita Facilities and to perform its obligations hereunder during the Term.  Rockwell is and has at all times been in and during the Term shall be in compliance with all federal, state, and local laws, statutes, rules, and regulations applicable to its business and the performance of its obligations under this Agreement.  No Product delivered hereunder during the Term is or will be adulterated or misbranded within the meaning of the FFDCA, or within the meaning of any applicable state or municipal law, or is or will be a product which may not be introduced into interstate commerce.  During the Term, Rockwell shall immediately inform DaVita following its receipt of any information which states that the integrity or legal status of any Product provided hereunder has been called into question by any retailer, wholesaler, or state or federal authority, or that any such Product sold to DaVita or any DaVita Facility hereunder is suspected of being counterfeit, stolen, adulterated, misbranded, or otherwise an unlawful product and shall provide DaVita with prompt written confirmation of any such event, including copies of any and all documents related thereto.  DaVita’s and the DaVita Facilities’ use of the Products in accordance with their intended use shall not infringe upon any ownership rights of any other Person or upon any patent, copyright, trademark, or other intellectual property or proprietary right or trade secret of any third party.

10.6      Products.  Each Product purchased during the Term (a) is and shall be manufactured in accordance with its packaging, (b) is and shall be manufactured, handled, stored, and transported in accordance with all applicable United States, state, and local laws and regulations pertaining thereto, including to the extent applicable, the FFDCA and implementing regulations and FDA approved Good Manufacturing Practices, (c) meets all specifications for effectiveness and safety as required by the FDA, (d) is fit for the indications described in its labeling, and (e) is labeled in compliance with all applicable laws.  Each Product is and will (i) be of the kind and quantity specified herein, (ii) be of safe and merchantable quality, (iii) be free of defects in design, materials, manufacture, or workmanship when delivered, (iv) [***], and (v) conform to its specifications as written or published, unless otherwise agreed to by the parties hereto.  In the event any Product or any component of a Product is not manufactured by Rockwell, Rockwell hereby assigns or agrees to assign (to the extent assignable) to DaVita all such manufacturer warranties, copies of which shall be provided by Rockwell to DaVita upon request.

10.7      Expired Product.  Rockwell will use its best efforts not to ship to DaVita or any DaVita Facility expired Product [***], unless agreed to in writing by DaVita.  In the event that Rockwell ships to DaVita or any DaVita Facility expired Product [***], DaVita shall have the right to return such Product to Rockwell and Rockwell shall replace such Product with [***], all at Rockwell’s sole cost and expense.

10.8      Health Care Programs.  Neither Rockwell nor any of its Affiliates is currently (a) named on any of the following lists (i) HHS/OIG List of Excluded Individuals/Entities, (ii) GSA List of Parties Excluded from Federal Programs, or (iii) OFAC “SDN and Blocked Individuals” or (b) under investigation or otherwise aware of any circumstances which would result in Rockwell being excluded from participation in any Federal health care program, as defined under 42 U.S.C. §1320a-7b(f). Neither Rockwell nor any of its Affiliates or personnel has ever been either convicted of a criminal offense, assessed civil monetary penalties pursuant to the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7(b)(1)-(3) or excluded from the Medicare program or any state health care program.  Further, neither Rockwell nor any of its Affiliates or personnel is subject to an action or investigation that could lead to the conviction

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of a criminal offense, the assessment of civil monetary penalties, or exclusion from the Medicare program or any state health care program.  Rockwell shall notify DaVita, immediately, if an action or investigation arises that could result in the conviction of a criminal offense, or the exclusion of it, or any of its Affiliates or personnel from the Medicare program, any state health care program or would otherwise result in it, its Affiliates or personnel being excluded as set forth in this Section 10.8.  Failure to timely notify DaVita of any action or investigation shall give DaVita the right to terminate this Agreement effective immediately upon written notice. In the event that Rockwell becomes excluded, for any reason, during the Term of this Agreement, DaVita shall be entitled to terminate this Agreement, effective immediately upon written notice.  Rockwell certifies that this Agreement is not intended to generate referrals for services or supplies for which payment may be made in whole or in part under any federal health care program.

All warranties granted or assigned under this Article X will continue in full force and effect notwithstanding transfer of title to any Product to or by DaVita or any DaVita Facility to any other DaVita Facility.  All warranties granted under this Agreement shall survive inspection, acceptance, and payment of the Products.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF DAVITA

DaVita hereby represents and warrants to Rockwell as follows:

11.1      Standing and Authority.  DaVita has the requisite corporate power, right, and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  DaVita’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of DaVita.

11.2      Execution; Delivery; Binding Effect.  This Agreement has been duly executed and delivered by DaVita, and constitutes the legal, valid, and binding obligation of DaVita, enforceable against DaVita in accordance with its terms.

11.3      No Conflicts.  Neither the execution, delivery, or performance of this Agreement by DaVita nor the consummation of the transactions contemplated in this Agreement, shall (a) conflict with, contravene, or result in a breach of any statute or administrative regulation, or of any law, rule, regulation, ordinance, order, writ, injunction, judgment, decree of any Governmental Authority, or of any arbitration award to which DaVita is a party or by which any of the properties or assets of DaVita are or may be bound or (b) conflict with, contravene, or violate any provision of any agreement, understanding, or arrangement to which DaVita is a party or by which any of the properties or assets of DaVita are or may be bound.

11.4      Compliance with Laws.  DaVita has all rights, licenses, permits, and consents necessary to perform its obligations hereunder during the Term.  DaVita is and has at all times been in and during the Term shall be in compliance with all federal, state, and local laws, statutes, rules, and regulations applicable to its business and the performance of its obligations under this Agreement.

11.5      Health Care Programs.  DaVita is not currently (a) named on any of the following lists (i) HHS/OIG List of Excluded Individuals/Entities, (ii) GSA List of Parties Excluded from Federal Programs, or (iii) OFAC “SDN and Blocked Individuals” or (b) under investigation or otherwise aware of any circumstances which would result in DaVita being excluded from participation in any Federal health care program, as defined under 42 U.S.C. §1320a-7b(f). DaVita shall promptly notify Rockwell if an action or investigation arises that results in a criminal conviction, or the exclusion of it, any of its Affiliates, or personnel from the Medicare program, or any state healthcare program or would otherwise result in it, its Affiliates or personnel being excluded as set forth in this Section 11.5.

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ARTICLE XII

INDEMNIFICATION AND INSURANCE

12.1      Indemnification of DaVita.  Rockwell agrees to defend, indemnify, and hold DaVita, its Affiliates, and the DaVita Facilities and each of their respective directors, officers, members, managers, partners, employees, and agents (collectively, the “DaVita Indemnitees”) harmless from and against any and all causes of action (at law or in equity), actions, claims, costs, suits, liabilities, judgments, settlements, demands, losses, damages, proceedings, or expenses of all kinds (including reasonable attorneys’ fees, witnesses’ fees, investigation expenses, and any other expenses incident thereto) (collectively, “Losses”) that the DaVita Indemnitees may sustain or incur as a result of: (a) any breach of any representation or warranty made by Rockwell in this Agreement or in materials furnished by Rockwell for DaVita’s and the DaVita Facilities’ use; (b) any breach by Rockwell of any of its covenants or obligations in this Agreement; (c) the use of any Product by DaVita or any DaVita Facility in accordance with any such Products’ labeling and instructions for use; (d) any defect in the design or manufacture of any Product (including claims for property damage, loss of life, and bodily injury); (e) any Recall (as defined in Article XIII) with respect to any Product; or (f) any negligent, reckless, wanton, malicious, or other tortious conduct by Rockwell in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, in no event shall Rockwell have an obligation to defend, indemnify, or hold any of the DaVita Indemnitees harmless hereunder to the extent any Losses were caused by the sole negligence or willful misconduct of any such DaVita Indemnitees.

12.2      Indemnification of Rockwell.  DaVita agrees to defend, indemnify, and hold Rockwell and its Affiliates and each of their respective directors, officers, members, managers, partners, employees, and agents (collectively, the “Rockwell Indemnitees”) harmless from and against any and all Losses that the Rockwell Indemnitees may sustain or incur as a result of: (a) any breach of any representation or warranty made by DaVita in this Agreement; (b) any breach by DaVita of any of its covenants or obligations in this Agreement; (c) the use of any Product by DaVita or any DaVita Facility not in accordance with any such Products’ labeling and instructions for use; (d) any DaVita Facilities’ negligence or misconduct in the "Administration" of a Product to its patients; or (e) any negligent, reckless, wanton, malicious, or other tortious conduct by DaVita in connection with the transactions contemplated by this Agreement.  For purposes of this Section 12.2, the "Administration" of a Product by a DaVita Facility shall mean the dispensing and handling by such DaVita Facility and its employees of such Product and the actual administration of such Product to patients by such DaVita Facility and its employees, but shall exclude physician prescriptions of such Product to patients.  Notwithstanding the foregoing, in no event shall DaVita have an obligation to defend, indemnify, or hold any of the Rockwell Indemnitees harmless hereunder to the extent any Losses were caused by the sole negligence or willful misconduct of any such Rockwell Indemnitees.

12.3      Indemnification Procedure for Third Party Claims.  If any DaVita Indemnitee or any Rockwell Indemnitee entitled to indemnification under this Article XII (the “Indemnified Party”) receives notice of the assertion of any claim, or the commencement of any suit, action, or proceeding by any Person who is not a party hereto or an Affiliate of a party hereto (a “Third Party Claim”) against such Indemnified Party, the Indemnified Party shall give written notice regarding such Third Party Claim to the party hereto that is required to provide indemnification under this Article XII (the “Indemnifying Party”) within thirty (30) days after learning of such Third Party Claim.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, which Defense Notice by the Indemnifying Party shall specify the counsel it will appoint to defend such Third Party Claim (the “Defense Counsel”), to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party; provided,  however, that: (a) the Indemnified Party shall have the right to

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approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned, or delayed by the Indemnified Party and (b) as a condition precedent to the Indemnifying Party’s right to assume control of such defense, the Indemnifying Party must first enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for any and all Losses relating to such Third Party Claim and unconditionally guarantees the payment and performance of any and all Losses which may arise with respect to such Third Party Claim, subject to the terms and conditions set forth in this Section 12.  The Indemnifying Party shall not have the right to assume control of, but may participate in, and the Indemnified Party shall have the sole right to assume control of any Third Party Claim, at its own expense which: (i) seeks a temporary restraining order, a preliminary or permanent injunction, or specific performance against the Indemnified Party, (ii) involves criminal or quasi-criminal allegations against the Indemnified Party, (iii) if unsuccessful would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) imposes liability in the part of the Indemnified Party for substantially all of which the Indemnified Party is not entitled to indemnification under this Article XII.  If the Indemnifying Party is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel, in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if (w) such judgment or settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (x) such judgment or settlement would result in the finding or admission of any violation of any federal, state, or local law, statute, ordinance, or regulation, (y) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such Third Party Claim, or (z) as a result of such judgment or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party.  In the event that the Indemnifying Party fails to give the Defense Notice within thirty (30) days of receiving notice of a Third Party Claim from the Indemnified Party, it shall be deemed to have elected not to conduct the defense of such Third Party Claim, or in the event the Indemnifying Party does deliver a Defense Notice within thirty (30) days of receiving notice of such Third Party Claim from the Indemnified Party and thereby elects to not conduct the defense of such Third Party Claim, then in either such event the Indemnified Party shall have the right to conduct and control the defense of such Third Party Claim in good faith and to compromise and settle such Third Party Claim or consent to the entry of a judgment of such Third Party Claim in good faith without the prior consent of the Indemnifying Party.  A failure by the Indemnified Party to give timely, complete, or accurate notice as provided in this Section 12.3 will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

12.4      Indemnification Procedure for Direct Claims.  In the event an applicable Indemnified Party should have an indemnification claim against an applicable Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the applicable Indemnified Party shall transmit to the applicable Indemnifying Party a written notice containing an estimate of the Losses attributable to such Direct Claim and the basis of the applicable Indemnified Party’s request for indemnification under this Agreement within thirty (30) days after learning of such Direct Claim (the “Direct Indemnification

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Notice”).  Following transmission of the Direct Indemnification Notice, the applicable Indemnified Party shall host a meeting or telephone conference (the “Direct Indemnification Meeting”) with the Indemnifying Party to ensure the Indemnifying Party received the Direct Indemnification Notice and to discuss or dispute the Direct Claim. If the applicable Indemnifying Party does not notify the applicable Indemnified Party in writing within thirty (30) days from the date  of the Direct Indemnification Meeting that the applicable Indemnifying Party disputes a Direct Claim(s) specified by the applicable Indemnified Party in the Direct Indemnification Notice, such Direct Claim(s) specified by the applicable Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the applicable Indemnifying Party hereunder and the applicable Indemnifying Party shall be liable for any and all Losses in connection with such Direct Claim(s) specified by the applicable Indemnified Party in the Direct Indemnification Notice.  If the applicable Indemnifying Party has timely disputed a Direct Claim(s) specified by the applicable Indemnified Party in the Direct Indemnification Notice as provided in this Section 12.4, such dispute shall be resolved by litigation in accordance with the terms and conditions of Sections 19.3,  19.4, and 19.5. A failure by the applicable Indemnified Party to give timely, complete, or accurate notice as provided in this Section 12.4 will not affect the rights or obligations of the applicable Indemnifying Party except and only to the extent that, as a result of such failure, the applicable Indemnifying Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

12.5      Insurance.  Each party hereto agrees that it shall secure and maintain in full force and effect throughout the Term (and following the expiration of this Agreement or the earlier termination of this Agreement for any reason, to cover any claims or liabilities arising from this Agreement) the insurance coverage set forth in Exhibit E attached hereto.  Any limits on either party’s insurance coverage shall not be construed to create a limit on its liability with respect to any of its obligations hereunder.  Each party hereto shall name the other party as an additional insured on such party’s commercial general liability insurance policy.  Such insurance policies shall provide at least thirty (30) days prior written notice to the other party hereto of the cancellation, non-renewal, or substantial modification thereof.  Each party hereto shall supply certificates of insurance to the other party hereto upon the other party’s request.

ARTICLE XIII

RECALL

In the event the FDA initiates a mandatory recall (i.e., the correction or removal of a Product) or Rockwell believes in its sole discretion that it may be necessary to conduct a recall (i.e., the correction or removal of a Product), field market withdrawal, stock recovery, or other similar action with respect to any of the Products (a “Recall”), Rockwell shall immediately notify DaVita of such Recall.  The parties hereto agree that the final decision as to and control of the handling of any Recall shall be in Rockwell’s sole discretion; provided that Rockwell conducts any such Recall in accordance with any and all applicable legal requirements and general guidance issued by the FDA.  In the event that Rockwell does not conduct a Recall, clearly and without dispute, in accordance with all applicable legal requirements and general guidance issued by the FDA, DaVita shall have the right to take any and all actions it determines necessary to comply with such applicable legal requirements and general guidance issued by the FDA, [***].   DaVita shall provide all reasonable assistance requested by Rockwell in connection with a Recall.  In the event of a Recall with respect to any Product(s), Rockwell shall reimburse DaVita for: [***].  DaVita and Rockwell shall maintain records of all sales of the Products and customers who received such Products so as to enable Rockwell to adequately administer a Recall with respect to any of the Products in accordance with applicable legal requirements and general guidance issued by the FDA.  In the event of a Recall, neither party hereto shall make any statement to the press or public concerning such Recall without first notifying the other party hereto and obtaining such other party’s prior written approval of any such statement, which

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approval shall not be unreasonably withheld, conditioned, or delayed.  Any return by DaVita or any DaVita Facility pursuant to this Article XIII shall be sent back to Rockwell, [***].

ARTICLE XIV

OPEN RECORDS AND DISCOUNTS

14.1      Open Records.  To the extent required by §1861(v)(1)(I) of the Social Security Act, the parties hereto will allow the U.S. Department of Health and Human Services, the U.S. Comptroller General, and their duly authorized representatives, access to this Agreement and any records necessary to verify the nature and extent of costs incurred pursuant to this Agreement during the Term and for four (4) years following the last date any Products are furnished by Rockwell to DaVita or any DaVita Facility under this Agreement.  If Rockwell carries out its obligations under this Agreement through a subcontract worth Ten Thousand Dollars ($10,000) or more over a twelve (12) month period with a related organization, the subcontract shall also contain an access clause to permit access by the U.S. Department of Health and Human Services, the U.S. Comptroller General, and their duly authorized representatives to the related organization’s books and records.  Nothing in this Section 14.1 is intended to waive any right either party hereto may have under any applicable laws or regulations to retain in confidence information included in records so requested.

14.2      Discounts.   Any discounts, rebates, incentives, or other reductions in price issued by Rockwell to DaVita or any DaVita Facility under this Agreement may constitute a discount within the meaning of 42 U.S.C. §1320a-7b(b)(3)(A).  DaVita and the DaVita Facilities may have an obligation to properly disclose and appropriately reflect any such discounts, rebates, incentives, or other reductions in price to any state or federal program that provides cost or charge based reimbursement to DaVita or any such DaVita Facility for the items to which such discounts, rebates, incentives, or other reductions in price apply.  In order to assist DaVita’s and the DaVita Facilities’ compliance with any such obligations, Rockwell agrees that it shall fully and accurately report all discounts, rebates, incentives, or other reductions in price on the invoices, coupons, or statements submitted to DaVita or any DaVita Facility and inform DaVita or any such DaVita Facility of their obligations to report such discounts, rebates, incentives, or other reductions in price.  In the event the value of any discounts, rebates, incentives, or other reductions in price are not known at the time of sale, Rockwell shall fully and accurately report the existence of such discounts, rebates, incentives, or other reductions in price on the invoices, coupons, or statements submitted to DaVita or any DaVita Facility, inform DaVita or any DaVita Facility of their obligations to report such discounts, rebates, incentives, or other reductions in price, and when the value of such discounts, rebates, incentives, or other reductions in price becomes known, provide DaVita or any DaVita Facility with documentation of the calculation of such discounts, rebates, incentives, or other reductions in price and identifying the specific Products purchased to which such discounts, rebates, incentives, or other reductions in price will be applied.  Rockwell shall also provide to DaVita or any DaVita Facility any other information that DaVita or any DaVita Facility may request that is necessary for them to obtain in order to comply with any such obligations, and Rockwell shall refrain from doing anything which would impede DaVita or any DaVita Facility from meeting its obligations under this Section 14.2 or any Medicare regulation.

ARTICLE XV

ACCESS AND POLICIES AND PROCEDURES

Rockwell acknowledges, agrees, and covenants that: (a) all of DaVita’s applicable vendor relations policies and procedures and any updates thereto (the “Policies and Procedures”) that will be in effect during the Term will be available for viewing by Rockwell during the Term by going to http://www.davita.com/about/vendor-policies and (b) Rockwell shall abide by the Policies and Procedures

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during the Term.  Rockwell further acknowledges, agrees, and covenants that it must obtain DaVita’s prior written approval of: (i) all proposed educational, marketing, presentation, and promotional materials and (ii) all presentations that are in the case of subparagraphs (i) or (ii) related to any of the products or services offered by Rockwell, including the Products (the “Materials”), that are to be given or made by Rockwell to: (A) DaVita or any DaVita Facility or (B) any patient of DaVita or any DaVita Facility, which approval may only be given in writing by DaVita’s Vice President, Clinical Operations or his or her authorized representative.  DaVita’s Vice President, Clinical Operations or his or her authorized representative agrees to use his or her commercially reasonable efforts to notify Rockwell of his or her decision with respect to the approval of the Materials within ten (10) Business Days following the receipt of a request by Rockwell to approve the Materials; provided that if DaVita’s Vice President, Clinical Operations or his or her authorized representative fails to notify Rockwell of his or her decision with respect to the approval of the Materials within such ten (10) Business Day period, such request to approve the Materials will be deemed denied.  Rockwell further acknowledges, agrees, and covenants that absent a specific request from DaVita or any DaVita Facility, none of Rockwell’s agents, representatives, or employees shall: (x) contact any patient of DaVita or any DaVita Facility or (y) be permitted access at any time to DaVita or any DaVita Facility; provided that nothing in this Article XV shall prohibit Rockwell from contacting any patient of DaVita or any patient of a DaVita Facility in a manner that is consistent with the Policies and Procedures or as required by any applicable federal, state, or local law.

ARTICLE XVI

AUDIT

If DaVita disagrees with any computation or statement delivered by Rockwell to DaVita or any DaVita Facility under this Agreement, DaVita may, within thirty (30) days after the receipt of such computation or statement, audit any such computation or statement.  DaVita shall conduct any such audit during such times as may be mutually agreed to by the parties hereto.  In the event that DaVita’s audit results in a number different from that set forth in the computation or statement delivered by Rockwell to DaVita or any DaVita Facility, DaVita shall deliver a written notice (an “Objection Notice”) to Rockwell setting forth in reasonable detail any and all items of disagreement related to such computation or statement.  If DaVita does not deliver an Objection Notice within such thirty (30) day period, the calculations set forth in any such computation or statement shall be deemed final, conclusive, and binding on the parties hereto.  Rockwell and DaVita will use their commercially reasonable efforts to resolve any disagreements relating to any computation or statement, but if they do not obtain a final resolution within thirty (30) days after Rockwell has received the Objection Notice, then either Rockwell or DaVita may refer the items in dispute to a nationally recognized firm of independent public accounts as to which DaVita and Rockwell mutually agree (the “Firm”), to resolve any remaining disagreements.  Rockwell and DaVita will direct the Firm to render a determination within forty five (45) days of its retention, and Rockwell and DaVita and their respective agents and employees will cooperate with the Firm during its engagement.  The determination of the Firm will be conclusive and binding upon DaVita and Rockwell, and DaVita or Rockwell, as applicable, will make any payment owed to other party hereto within ten (10) Business Days of the Firm’s determination.  The Firm shall execute a confidentiality agreement in a form reasonably acceptable to Rockwell and DaVita.  [***].

ARTICLE XVII

ADDITIONAL ACKNOWLEDGEMENTS AND AGREEMENTS OF THE PARTIES

17.1      Discontinuation Event.  DaVita agrees that: (a) in the event a Committed DaVita Facility intends on discontinuing its purchase of the Products from Rockwell (a “Discontinuation Event”), it shall [***].  DaVita further agrees that in the event a Discontinuation Event occurs as to multiple Committed

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

DaVita Facilities in a geographic county, group of nearby counties, or subdivisions of a county (a “Market”), it shall use its commercially reasonable efforts to implement such Discontinuation Event as to such Committed DaVita Facilities in such Market in a manner which assists Rockwell in minimizing the negative effect it would experience as a result of such Discontinuation Event.  In the event of a breach by DaVita of the provisions of this Section 17.1, Rockwell’s sole and exclusive remedy shall be to terminate this Agreement pursuant to Section 2.4(e).

17.2      Business Model Change.  Rockwell agrees to [***] and to use commercially reasonable efforts to [***].  DaVita acknowledges that in the event Rockwell wishes to [***], it will use its commercially reasonable efforts to [***]; provided that if DaVita uses its commercially reasonable efforts to [***], DaVita shall have no liability whatsoever to Rockwell, including any direct, indirect, consequential, exemplary, or punitive damages, [***].

17.3      Mixer Training.  Rockwell agrees to furnish, [***], complete and appropriate training regarding the use and maintenance of the Dri-Sate® Acid Mixer used for mixing Dri-Sate® Dry Acid and CitraPure® Dry Acid, to such number of personnel of DaVita and the DaVita Facilities as DaVita shall designate.  [***].

ARTICLE XVIII

CERTAIN DEFINED TERMS

The following terms as used herein have the following meaning:

18.1      “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.  The term “control”, including the terms “controlling”, “controlled by”, and “under common control with” for the purposes of the definition of “Affiliate”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

18.2      [***].

18.3      “Business Day” means a day other than Saturday, Sunday, or a public holiday on which banks are authorized or required to be closed under the laws of the State of Colorado.

18.4      “Commercially Available” means any product that is approved by the FDA and manufactured, utilized, sold, or distributed anywhere in the United States by Rockwell or any of its Affiliates.

18.5      “Confidential Information”  means information not generally known outside the disclosing party or any of its Affiliates (collectively, the “Disclosing Party”) (unless as a result of a breach of any of the non-disclosing party’s or any of its Affiliates’(collectively, the “Non-Disclosing Party’s”) obligations imposed by this Agreement) or which is identified as confidential by the Disclosing Party to the Non-Disclosing Party concerning the Disclosing Party’s business and technical information, whether in written, computerized, oral, tangible or intangible, or other form, including: (a) the terms and provisions of this Agreement, (b) any and all trade secrets concerning the business, customers, and affairs of the Disclosing Party, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, clinical practices and patient protocols, computer software and programs (including object code and source code), database technologies, systems, improvements, devices, discoveries, concepts, methods, and information of the Disclosing Party and any other information of the Disclosing Party, however documented, that is a trade secret under applicable law, (c) any and all information concerning the business and affairs of the Disclosing Party, including historical financial statements, financial projections and budgets, rebates, discounts, payment terms, pricing, historical and projected sales, capital spending budgets and plans, contractual arrangements, the names and background of key personnel, contractors, agents, customers, suppliers, and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, however documented, (d) the names and addresses, records and charts, and any other information concerning the Disclosing Party’s patients, and (e) any and all notes, analysis compilations, studies, summaries, and other materials prepared by or for the Disclosing Party containing or based, in whole or in part, upon any information included in the foregoing.

18.6      [***].

18.7      “FDA” means the United States Food and Drug Administration and any successor thereto.

18.8      “FFDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938 and all regulations promulgated thereunder.

18.9      “Governmental Authority” means any multi-national, national, state, provincial, local, governmental, judicial, public, quasi-public, administrative, regulatory or self-regulatory authority, agency, commission, board, organization, or instrumentality.

18.10    “Person” means any individual or any group of individuals or any general partnership, limited partnership, limited liability partnership, limited liability company, professional limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any other organization that is not a natural person and any combination of any such entity or organization and any natural persons acting in concert, and the heirs, executors, administrators, legal representatives, successors and assigns of any “person” where the context so permits.

18.11    “Sale of DaVita” means any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s): (a) securities of DaVita possessing the voting power to elect a majority of DaVita’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of DaVita’s securities, security holder or voting agreement, power of attorney, or otherwise) or (b) all or substantially all of DaVita’s assets.

18.12    “Sale of Rockwell” means any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s): (a) securities of Rockwell possessing the voting power to elect a majority of Rockwell’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of Rockwell’s securities, security holder or voting agreement, proxy, power of attorney, or otherwise) or (b) all or substantially all of Rockwell’s assets.

18.13    “Transfer” means (a) any Sale of Rockwell, (b) Sale of DaVita, or (c) any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest, or other direct or

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

indirect disposition or encumbrance of an interest (including by operation of law) or the rights thereof.  The term “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

ARTICLE XIX

MISCELLANEOUS

19.1      Entire Agreement; Amendments. This Agreement, including its recitals and exhibits, constitutes the entire agreement between the parties hereto and supersedes any and all prior representations, warranties, statements, promises, agreements, and understandings between the parties hereto, whether oral or written, relating to the subject matter hereof, and no party hereto shall be bound by nor charged with any written or oral representations, warranties, statements, promises, agreements, or understandings not specifically set forth in this Agreement.  No amendments or modifications of the terms of this Agreement, including any conflicting or additional terms contained in any sales order, purchase order, acknowledgment form, or other written document submitted by either party hereto, shall be binding on either party hereto unless reduced to writing and signed by a duly authorized representative of each party hereto.

19.2      Notices.  All notices given pursuant to this Agreement shall be sent by: (a) certified mail, return receipt requested, in which case notice will be deemed delivered three (3) Business Days after deposit, postage prepaid in the United States mail; (b) a nationally recognized overnight courier, in which case notice will be deemed delivered one (1) Business Day after deposit with such courier; or (c) personal delivery, in which case notice will be deemed delivered upon delivery.  The address of Rockwell is Rockwell Medical, Inc., 30142 Wixom Road, Wixom, Michigan 48383, Attention: Chief Executive Officer and the address of DaVita is DaVita Inc., 2000 16th Street, Denver, CO 80202, Attention: Group Vice-President – Procurement and Logistics with a copy to DaVita Inc., 2000 16th St., Denver, Colorado 80202, Attention: Chief Legal Officer.  The addresses in this Section 19.2 may be changed by written notice to the other party hereto, provided that no notice of a change of address will be effective until actual receipt of such notice.

19.3      Choice of Law.  All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

19.4      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO.  THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY.  EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDINGS IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

19.5      Attorneys Fees.  In the event of any legal proceeding between the parties hereto with respect to this Agreement, the enforceability of any of its provisions, or any alleged or actual breach of this Agreement by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees and all other costs and expenses incurred in connection with pursuing any action with respect thereto, in

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

addition to any other relief to which such party may be entitled.  The term “prevailing party” shall mean with respect to each claim asserted in a complaint the party in whose favor final judgment after appeal (if any) is rendered with respect to each such claim asserted in the complaint.

19.6      Non-Limitation of Rights and Remedies.  Except as otherwise expressly provided herein, the various rights and remedies provided herein shall be cumulative and in addition to any other rights and remedies the parties hereto may be entitled to pursue at law or equity, including specific performance.  The exercise of one or more of such rights or remedies shall not impair the right of either party hereto to exercise any other right or remedy at law or equity.

19.7      Waiver.   No waiver by any party hereto, whether express or implied, of its rights under any provision hereto shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision hereto.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against any such breach or default or any subsequent breach or default by the other party hereto.  To be effective any waiver must be in writing and signed by the waiving party.

19.8      Severability.  In the event that any provision of this Agreement shall be held to be invalid or unenforceable in any respect, such provision shall be enforced to the fullest extent permitted by law and the remaining provisions of this Agreement shall remain in full force and effect.   If any such invalid portion constitutes a material term of this Agreement, the parties hereto shall meet and in good faith seek to mutually agree to modify this Agreement so as to retain, if possible, the overall essential terms of this Agreement.

19.9      Conflicts.  To the extent that any provision of any sales order, purchase order, invoice, or any other document, or the terms of any of Rockwell’s general policies, terms and conditions, procedures or catalogs, conflict with or alter any term of this Agreement, this Agreement shall govern and control.

19.10    Assignment and Transfer.  This Agreement will be binding upon and inure to the benefit of the parties hereto.  This Agreement may not be Transferred by any party hereto without the prior written consent of the other party hereto which consent shall not be unreasonably withheld, conditioned, or delayed, except as provided below; provided however that nothing in this Agreement shall or is intended to limit the ability of: (a) DaVita to Transfer this Agreement, in whole or in part, without the consent of Rockwell to: (i) any Affiliate of DaVita; (ii) any buyer in connection with a Sale of DaVita; or (iii) any lenders of DaVita as collateral for borrowings or (b) Rockwell to Transfer this Agreement, in whole or in part, without the consent of DaVita to: (i) any Affiliate of Rockwell  or (ii) any lenders of Rockwell as collateral for borrowings.  Notwithstanding the above, in the event a Change in Control of Rockwell occurs, the parties agree that DaVita’s consent to a transfer of this Agreement may be conditioned upon a two (2) year extension of the Term of this Agreement effective from the closing date of the transaction.

19.11    Relationship of the Parties. This Agreement is not intended to create and shall not be construed as creating between Rockwell and DaVita the relationship of Affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.  Neither party hereto shall have (nor shall it hold itself out as having) any right, power, or authority to make or incur any legally binding agreement, obligation, representation, warranty, or commitment on behalf of the other party hereto or to direct any action of, or activity by the other party hereto or any of its officers, directors, members, managers, employees, or agents.

19.12    Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by each of the parties hereto.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  The parties hereto agree that facsimile transmission or PDF of original signatures shall constitute and be accepted as original signatures.

19.13    Headings and Interpretation.  All Section and Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter as the context requires.  The words “include”, “includes”, and “including”, and words of similar import, shall be deemed to be followed by the phrase “without limitation”.   Unless the context expressly by its terms requires otherwise, (a) any reference to any law herein shall be construed as referring to such law as from time to time enacted, repealed, or amended, (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, ”hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections, Articles, or Exhibits shall be construed to refer to Sections, Articles, or Exhibits of this Agreement.

19.14    Joint Preparation.  Each party hereto: (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement.  Each party hereto represents that this Agreement is executed voluntarily and should not be construed against any party hereto solely because it drafted all or a portion hereof.

19.15    Time of Essence.  Rockwell’s obligation to meet the delivery dates or any other time periods set forth herein is of the essence.

19.16    Survival.  Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, this Article XIX and Articles II,  VI,  IX,  X,  XI,  XII, and XIII shall survive, and remain in full force and effect, following the expiration of this Agreement or the earlier termination of this Agreement for any reason.

19.17    Business Day.  If any payment is due or any time period for giving notice or taking action expires on a day that is not a Business Day, the payment shall be due and payable on and the time period for giving such notice or taking such action shall automatically be extended to the next succeeding Business Day.

19.18    Public Announcements.  Except as otherwise required pursuant to any applicable federal or state securities laws or stock listing requirements, no party hereto shall make any public announcement of any kind or any filing with respect to the other party hereto or any of the transactions provided for herein without the prior written consent of the other party hereto.  Except as otherwise required pursuant to any applicable federal or state securities laws or stock listing requirements, any press release or other announcement or notice regarding the other party hereto or any of the transactions contemplated by this Agreement shall be by joint press release mutually agreed to in writing by the parties hereto.

19.19    [***].

[SIGNATURE PAGE FOLLOWS]

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Effective Date.

ROCKWELL:		DAVITA:

ROCKWELL MEDICAL, INC.		DAVITA INC.

By:	/s/ Stuart Paul	By:	/s/ LeAnne Zumwalt

Print Name:	Stuart Paul	Print Name:	LeAnne Zumwalt

Title:	Chief Executive Officer	Title:	Group Vice President

Approved as to form:

DAVITA INC.

		By:	/s/ Christy Crase

		Print Name:	Christy Crase

		Title:	Associate General Counsel for DaVita Inc.

[SIGNATURE PAGE TO FIRST AMENDED AND RESTATED PRODUCTS PURCHASE AGREEMENT]